Exhibit 16.1

March 23, 2026

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by The InterGroup Corporation, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of The InterGroup Corporation dated March 23, 2026. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on March 19, 2026. We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

WithumSmith+Brown, PC